SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
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ALTERA CORPORATION

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[BODY OF LETTER TO BE SENT TO CERTAIN
ALTERA CORPORATION SHAREHOLDERS]

April 14, 2003

Company
Company Address

Re: Altera Corporation 2003 Annual Meeting

Dear XXX:

Because XXX is a major shareholder of Altera Corporation, I would like to encourage your support for Altera’s management and Board of Directors recommendation to approve three particularly important items described in this year’s proxy. Specifically, we ask for your support so that we may amend our 1996 Stock Option Plan to permit a one-time option exchange program and to reserve an additional six million shares for issuance under that plan. Further, we ask your approval for an additional two million shares to be reserved for issuance under the 1997 Employee Stock Purchase Plan. Our annual meeting for voting on these items is May 6, 2003.

We believe that the continued operation of these plans is worthy of your support and hope that XXX will share this opinion after considering the following:

Stock Option Exchange Program (Proxy Item 2)

As a result of the severe economic downturn in the technology sector which has impacted our business and reduced our share price, most of our employees now hold stock options with exercise prices that greatly exceed the current market price of our common stock. These options now have greatly diminished value as an incentive to motivate and retain our valuable employees. Additionally, these outstanding grants will remain on Altera’s books with the potential to dilute shareholders’ interests for many years in the future.

In order to address both of these issues, we are proposing a Stock Option Exchange Program. This program will provide a “value neutral” exchange so that employees may tender shares from an existing, but out of the money option, for a smaller number of shares in a new option grant effective six months and one day from the tender date. The Program excludes our Board of Directors and the six most highly compensated members of our management. The replacement options would have a new vesting schedule, thus requiring employees to continue their employment with us in order to realize any benefit from the new options. Under current accounting standards, this exchange will not subject Altera to accounting compensation charges. The exchange ratio that will be used will ensure that the option value delivered to the employee is no greater than under the previously existing option grant. We employed F.W. Cook, a nationally recognized compensation consulting firm, to establish the value neutral exchange ratios.

Altera Proxy

If implemented, this program will allow us to restore the motivational value of our stock option plan, reduce potential future dilution, and do so in a manner that is value neutral to shareholder and employee.

Additional 1996 Stock Option Plan Shares (Proxy Item 3)

Our option plan is a broad-based plan that provides a long-term incentive for all our employees. The plan has been implemented in a manner responsible to Altera shareholders — with both a low “burn rate” and potential dilution that is among the lowest in our peer universe. The following further describes our plan and how it compares to other high-tech and semiconductor companies.

Altera’s stock option plan is broad-based. We believe that our broad-based option plan is a powerful alignment tool that focuses all our efforts on growing shareholder value. To ensure that there are meaningful share-based incentives for all employees, only a small portion of options are granted to Named Executive Officers (NEOs). In 2002, NEOs received only 14% of the newly granted shares and, cumulatively, NEOs held only 13.4% of the outstanding option shares, reflecting a consistent approach to NEO grants over past years. In comparison, according to the IRRC’s 2003 Stock Plan Dilution study (data collected in 2002), among S&P 500 companies, the average percent of new grants to NEOs was 24.5%. Among 35 fabless semiconductor companies surveyed by PricewaterhouseCoopers (the PWC study), grants held by NEOs averaged 22.7 % in 2001, with Altera in the lowest quartile comparatively.

Altera’s ‘Burn Rate’ is low versus peers. Burn rate is the number of option shares granted in a year as a percent of shares outstanding. Altera’s burn rate is, and historically has been, low in comparison to other semiconductor companies. In 2002, our burn rate, net of cancellations, was 2.4%, in line with our recent practice. Our burn rate puts Altera at the bottom quartile of the 33 semiconductor and semiconductor equipment companies surveyed annually by iQuantic (See Attachment 1). Further, the PWC study places Altera’s 3-year burn rate in the bottom quartile of surveyed companies, which confirms Altera’s relatively conservative burn rate.

Altera’s total equity plan dilution is low versus peers. Among the 268 information technology companies included in the IRRC study, median dilution was 23.6% compared to Altera’s current total dilution of 17.8%. In the most recent 2001 data available from the PWC study, Altera ranked the lowest among fabless semiconductor companies in dilution. Among the iQuantic semiconductor companies, Altera’s dilution continues to rank well below the 50th median (See Attachment 2).

In addition, Altera’s stock repurchase activity offsets dilution arising from employee stock plans. On a cumulative basis from 1998 to 2002, shares repurchased exceeded net new stock option grants. We repurchased 8.9 million shares in 2002 and expect that

Altera Proxy

continuing positive cash flow generation will allow additional share repurchases in the years ahead.

We require your support to enable us to continue to offer competitive equity-based compensation. Please vote “For” Items 2, 3, and 4. Institutional Shareholder Services (ISS) recommends a “For” vote for these three proxy items.

Election of Paul Newhagen

In a separate Proxy matter, we disagree with the ISS recommendation to withhold votes to re-elect Paul Newhagen, one of Altera’s founders and an employee until 1998. ISS objects to Mr. Newhagen, who they categorize as an affiliated outsider, sitting on our audit and nominating and governance committees. We believe that members of these committees should be independent and Mr. Newhagen fully meets the definition of an independent director as defined in Rule 4200 (a)(14) of NASD listing standards. ISS standards in this regard are, in our opinion, overly restrictive and would serve to unreasonably marginalize the valuable contribution that Mr. Newhagen makes on our board. We urge a vote in favor of Mr. Newhagen.

Since we believe that the passage of these proxy issues is absolutely essential to Altera’s continued success, I or Scott Wylie, Vice President Investor Relations, would like to further discuss this with you, at your convenience, by phone or in person. Please expect our call, and we look forward to talking with you.

Sincerely yours,

Nathan Sarkisian
Senior Vice President and Chief Financial Officer

Enclosures:	Attachments 1-2 Annual Report Proxy Bibliography of studies referenced

Via Federal Express

Bibliography

Compensation Arrangements in the Fabless Semiconductor Industry Version 1.0, Tye Thorson and Shig Hamamatsu. December 2002. PricewaterhouseCoopers

Stock Plan Dilution 2003, Annick S. Dunning, Jason Hadra, & Chris Shier. February 2003. Investor Responsibility Research Center

iQuantic Buck Equities Practices Survey, February 2003. Buck Consultants, Inc.

Altera's Low "Burn Rate" Market Percentile 2002 2001 2000 1999 1998 75th 7.6% 8.4% 7.3% 8.7% 6.0% Median 5.6% 5.7% 4.7% 4.9% 4.3% 25th 3.4% 4.0% 3.4% 3.3% 3.7% ALTERA w/o cancellations 3.3% 3.1% 3.3% 2.1% 2.2% w/cancellations 2.4% 2.3% 2.8% 1.4% 1.4% Source: iQuantic Inc. 2003 survey, Altera 2002 10K and Proxy Semiconductor Company Peer Group (w/o cancellations)

Altera Overhang Market Percentile 2002 2001 2000 1999 1998 75th 20.1% 20.3% 18.1% 18.1% 16.4% Median 16.9% 17.6% 14.7% 13.7% 13.4% 25th 14.0% 13.3% 12.7% 11.5% 11.9% ALTERA 15.7% 14.5% 13.0% 11.7% 13.0% Semiconductor Company Peer Group (Options Granted but Unexercised as a % of Outstanding) Source: iQuantic Inc. 2003 survey, Altera 2002 10K (1) Total overhang (available for grant and granted but unexercised) = 17.7% (1)